Exhibit 99.1

NEWS

For Release            Immediate


Contacts               (News Media) Tony Zehnder, EVP, Corporate Communications
                       312.396.7086
                       (Investors) Tammy Hill, SVP, Investor Relations 317.817.2893

        Menzel Joins Conseco as Executive Vice President, Human Resources

Carmel, Ind., May 18, 2005 - Conseco, Inc. (NYSE:CNO) today announced that Susan
L. Menzel has been named executive vice president, human resources of the company, reporting to William Kirsch, Conseco's President and CEO.

"I am very pleased to welcome Sue to our leadership team," Kirsch said. "Sue is a unique talent and a perfect fit with today's Conseco. Like the other key new leaders who have been attracted to the company in the past eight months, she brings a passion of purpose for building Conseco into a premier insurance company serving Middle America, and we expect her to make an immediate positive impact. She is a results-oriented human resources executive with proven ability to partner with senior management and business units to enhance productivity and maximize employee engagement. Sue has more than 18 years of experience in organization and management development, executive recruitment, compensation and benefits, and employer relations, and she is skilled at managing initiatives aimed at cultural change."

"I am excited about joining a company with such a rich history in helping American families plan for their futures, and I look forward to helping build a world-class, high-performance organization," Menzel said.

As executive vice president, human resources, Menzel will be responsible for human resources on an enterprise-wide basis, and will play a key role in the company's ongoing effort to build and strengthen a unified, performance-based culture.

Menzel joins Conseco from APAC Customer Services, Inc. (Deerfield, Ill.), where she was Senior Vice President, Human Resources. She has also held key human resources positions at Sears, Roebuck & Company and Montgomery Ward & Company, Inc.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.

                                  - # # # # -